February 2, 2007

Exhibit 5.1

Prosperity Bancshares, Inc.

Prosperity Bank Plaza

4295 San Felipe

Houston, Texas 77027

Ladies and Gentlemen:

We have acted as counsel to Prosperity Bancshares, Inc., a Texas corporation (the “Company”), in connection with the preparation of the Company’s Registration Statement on Form S-8 as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the registration and proposed offer and sale of up to 179,956 shares (the “Shares”) of the Company’s common stock, par value $1.00 per share (the “Common Stock”), to certain former employees of Texas United Bancshares, Inc. and its subsidiaries which are issuable upon the exercise of options granted under the Texas United Bancshares, Inc. 1998 Incentive Stock Option Plan, the Texas United Bancshares, Inc. 2004 Stock Incentive Plan, the 1998 Incentive Stock Option Plan for Gateway Holding Company, Inc. and the Stock Option Agreement dated July 1, 1998 by and between Texas United Bancshares, Inc. and L. Steve Stapp (collectively, the “Plans”). The Plans were assumed by the Company effective January 31, 2007. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

In connection with rendering this opinion, we have examined originals or copies of (1) the Registration Statement; (2) the Articles of Incorporation of the Company, as amended; (3) the Bylaws of the Company, as amended; (4) the Plans; (5) certain resolutions of the Board of Directors of the Company and (6) such other documents and records as we have deemed necessary and relevant for purposes hereof. In addition, we have relied upon certificates of officers of the Company and telegrams of public officials as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as originals, the conformity to original

Prosperity Bancshares, Inc.

documents, certificates and records of all documents, certificates and records submitted to us as copies, and the truthfulness of all statements of fact contained therein.

Based on the foregoing, and subject to the limitations set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly and validly authorized and when issued and paid for in accordance with the provisions of the option agreements relating to options granted under the Plans, for a consideration at least equal to the par value thereof, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is based on and is limited to the law of the State of Texas and the relevant law of the United States of America, and we render no opinion with respect to the laws of any other jurisdiction.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the use of our name therein. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Bracewell & Giuliani LLP
Bracewell & Giuliani LLP